Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of ZyVersa Therapeutics, Inc. on Form S-3 (File No. 333-281913, File No. 333-281914, File No. 333-283993) and S-8 (File No. 333-272106 File No. 333-277062, File No. 333-284475), of our report dated March 27, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of ZyVersa Therapeutics, Inc. as of December 31, 2024 and for the years ended December 31, 2024 and 2023 which report is included in this Annual Report on Form 10-K of ZyVersa Therapeutics, Inc. for the year ended December 31, 2024.

/s/ Marcum llp

Marcum llp

New York, NY

March 27, 2025